Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPPL

NEWS RELEASE	August 3, 2015

FOR ADDITIONAL INFORMATION:

Investors:	Media:
Bruce Connery	James Yardley
Vice President, Investor Relations	Director, External & Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Partners LP Reports Solid Second Quarter Results

•	$21.3 million of Adjusted EBITDA and $12.5 million of Distributable Cash Flow for the second quarter

•	Cash Distribution of $0.1675 per unit announced

•	Reconfirms 20% Annual Average Distribution Growth Rate

HOUSTON - Columbia Pipeline Partners LP (NYSE: CPPL) (“CPPL”), a Columbia Pipeline Group, Inc. (NYSE: CPGX) (“CPG”) company, today reported financial and operating results for the second quarter 2015.

“Columbia Pipeline Partners continues to deliver solid operational and financial results as well as highly visible long-term growth for its unitholders,” said Robert C. Skaggs Jr., chairman and chief executive officer of CPP GP LLC, the general partner of CPPL. “By advancing several major growth projects and executing on Columbia Gas Transmission's long-term system modernization program, the team continues to strengthen our very competitive market position in the country's most prolific shale basins.”

CPPL reported net income attributable to limited partners of $16.3 million, or $0.17 per common unit, and Adjusted EBITDA (a non-GAAP measure) of $21.3 million. CPPL generated Distributable Cash Flow (a non-GAAP measure) of $12.5 million. The distribution coverage ratio for the year-to-date period is 1.09x. Please see the definitions of non-GAAP measures in the “Non-GAAP Financial Measures” section of this press release and the reconciliation to the most comparable measure calculated in accordance with GAAP on Schedule 1 of the financial tables below.

Presentation of Financial Statements

CPPL's consolidated financial statements include the accounts of CPPL and its consolidated subsidiary, CPG OpCo LP (“OpCo”). CPPL holds a 15.7% limited partner interest and a non-economic general partner interest in OpCo. As CPPL controls OpCo through the ownership of its general partner, CPPL consolidates OpCo in its consolidated financial statements. Columbia Energy Group, which is CPPL's sponsor, owns an 84.3% interest in OpCo, which is reflected as a non-controlling interest.

Balance Sheet

On February 11, 2015, CPPL secured a $500 million revolving credit facility, under which $20.0 million was drawn as of June 30, 2015.

Capital Expenditures

Capital expenditures totaled $354.0 million for the second quarter, which includes expansion capital of $313.8 million and maintenance capital of $40.2 million. Expansion capital expenditures were mostly attributable to the Leach and Rayne XPress projects, the East Side Expansion project and the Columbia Gas Transmission modernization program. Additional details about CPPL's growth projects can be found in the Columbia Pipeline Group second quarter 2015 earnings release, also issued on August 3, 2015.

Distributable Cash Flow Forecast

CPPL's 2015 guidance for Distributable Cash Flow of $69 million remains unchanged.

Three Months Ended June 30, 2015 Operating Results

A comparison of operating results for the three months ended June 30, 2015 to the three months ended June 30, 2014 is summarized below. Earnings for the periods prior to the date of the initial public offering are derived from the financial statements and accounting records of CPPL's Predecessor.

Operating revenues, excluding the impact of a $48.1 million decrease in trackers which is offset in expense, increased by $20.3 million. That increase was primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts.

Operating expenses, excluding the impact of a $48.1 million decrease in trackers which is offset in revenues, increased by $17.2 million. That increase was primarily due to higher outside service costs, increased employee and administrative costs and higher depreciation partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $2.9 million, primarily due to certain Pennant facilities being fully placed in service.

Other income (deductions) in the second quarter of 2015 reduced income by $1.4 million compared to a reduction in income of $10.0 million in the same period in 2014. The decrease was primarily due to a decrease in interest expense resulting from the repayment of long-term debt.
Six Months Ended June 30, 2015 Operating Results

A comparison of operating results for the six months ended June 30, 2015 to the six months ended June 30, 2014 is summarized below. Earnings for the periods prior to the date of the initial public offering are derived from the financial statements and accounting records of CPPL's Predecessor.

Operating revenues, excluding the impact of a $75.5 million decrease in trackers which is offset in expense, increased by $41.4 million. That increase was primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts.

Operating expenses, excluding the impact of a $75.5 million decrease in trackers which is offset in revenues, increased by $39.9 million. That increase was primarily due to higher employee and administrative costs, increased outside service costs and higher depreciation. Additionally, there were decreased gains on the conveyances of mineral interests and increased other taxes.

Equity earnings increased by $8.0 million, primarily due to certain Pennant facilities being fully placed in service as well as new compression assets being placed in service at Millennium Pipeline.

Other income (deductions) in the six months ended June 30, 2015 reduced income by $8.5 million compared to a reduction in income of $20.3 million in the same period in 2014. The decrease was primarily due to a decrease in interest expense resulting from the repayment of long-term debt and an increase in the equity portion of Allowance for Funds Used During Construction (AFUDC).

Conference Call

CPPL and Columbia Pipeline Group, Inc. will host a joint investor conference call at 10:00 a.m. ET (9:00 a.m. CT) on Monday, August 3, 2015, to review their second quarter 2015 financial results. All interested parties may listen to the conference call live by logging onto the Columbia Pipeline Group or Columbia Pipeline Partners investor relations websites at http://investors.columbiapipelinepartners.com or http://investors.cpg.com.

A replay of the call will be available beginning at 1:00 p.m. ET on August 3, through 11:59 p.m. ET on August 10. To access the recording, call (855) 859-2056 and enter conference ID 84781146. For international participants to hear the replay, please dial (404) 537-3406 and enter the same pass code as above, 84781146. A recording of the call also will be archived on the Columbia Pipeline Partners and Columbia Pipeline Group websites.

Non-GAAP Financial Measures
Adjusted EBITDA and Partnership Distributable Cash Flow
We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with CPG's separation from NiSource. We define Partnership Distributable Cash Flow as Adjusted EBITDA less net cash interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interests plus proceeds from sale of assets, capital costs related to the separation and any other known differences between cash and income.
Adjusted EBITDA and Partnership Distributable Cash Flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentations of Adjusted EBITDA and Partnership Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and Partnership Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Adjusted EBITDA and Partnership Distributable Cash Flow should not be considered as an alternative to GAAP Net Income or Net Cash Flows from Operating Activities. Adjusted EBITDA and Partnership Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows from operating activities. You should not consider Adjusted EBITDA or Partnership Distributable Cash Flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA or Partnership Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA or Partnership Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Partners LP

Columbia Pipeline Partners LP, based in Houston, Texas, is a fee-based, growth-oriented master limited partnership formed to own, operate and develop a growing portfolio of natural gas pipelines, storage and related midstream assets.

Columbia Pipeline Partners' business and operations are conducted through CPG OpCo LP and its subsidiaries, which own and operate substantially all of the natural gas transmission, storage and midstream assets of Columbia Pipeline Group, Inc. Columbia Pipeline Group operates approximately 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico, one of the nation’s largest underground natural gas storage systems, and a growing portfolio of related gathering and processing assets. The majority of its assets overlay the Marcellus and Utica Shale production areas. Additional information can be found at www.columbiapipelinepartners.com and www.cpg.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPPL believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPPL’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPPL’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPPL’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPPL expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Operations (GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per unit amounts)	2015	2014	2015	2014
		Predecessor		Predecessor
Operating Revenues
Transportation revenues	$237.3	$260.5	$485.2	$507.4
Transportation revenues-affiliated	18.4	18.9	47.1	47.5
Storage revenues	36.2	36.0	72.8	72.3
Storage revenues-affiliated	12.9	13.2	26.2	26.9
Other revenues	10.8	14.8	23.5	34.8
Total Operating Revenues	315.6	343.4	654.8	688.9
Operating Expenses
Operation and maintenance	138.0	176.1	248.0	313.9
Operation and maintenance-affiliated	38.6	29.5	74.7	57.8
Depreciation and amortization	33.0	28.8	65.3	58.5
Gain on sale of assets	(8.3)	(0.3)	(13.6)	(17.8)
Property and other taxes	19.1	17.2	38.1	35.7
Total Operating Expenses	220.4	251.3	412.5	448.1
Equity Earnings in Unconsolidated Affiliates	14.0	11.1	28.9	20.9
Operating Income	109.2	103.2	271.2	261.7
Other Income (Deductions)
Interest expense-affiliated	(6.3)	(12.6)	(17.7)	(24.7)
Other, net	4.9	2.6	9.2	4.4
Total Other Deductions, net	(1.4)	(10.0)	(8.5)	(20.3)
Income before Income Taxes	107.8	93.2	262.7	241.4
Income Taxes	—	34.2	23.7	89.9
Net Income	$107.8	$59.0	$239.0	$151.5
Less: Predecessor net income prior to IPO on February 11, 2015	—		42.7
Net income subsequent to IPO	107.8		196.3
Less: Net income attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	91.5		166.7
Net income attributable to limited partners subsequent to IPO	$16.3		$29.6
Net income attributable to partners' ownership interest subsequent to IPO per limited partner unit (basic and diluted)
Common units	$0.17		$0.30
Subordinated units	0.16		0.29
Weighted average limited partner units outstanding (basic and diluted)
Common units	53.8		53.8
Subordinated units	46.8		46.8

Columbia Pipeline Partners LP
Schedule 1 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Net Income	$107.8	$59.0	$239.0	$151.5
Add:
Interest expense-affiliated	6.3	12.6	17.7	24.7
Income taxes	—	34.2	23.7	89.9
Depreciation and amortization	33.0	28.8	65.3	58.5
Distributions of earnings received from equity investees	9.6	5.3	27.9	12.9
Less:
Equity earnings in unconsolidated affiliates	14.0	11.1	28.9	20.9
Other, net	4.9	2.6	9.2	4.4
Adjusted EBITDA	$137.8	$126.2	$335.5	$312.2
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	116.5		216.6
Adjusted EBITDA attributable to Partnership subsequent to IPO	$21.3		$39.5

Net Cash Flows from Operating Activities	$151.2	$135.0	$324.9	$337.5
Interest expense-affiliated	6.3	12.6	17.7	24.7
Current taxes	—	15.7	13.2	42.5
Other adjustments to operating cash flows	12.0	(1.6)	9.1	14.0
Changes in assets and liabilities	(31.7)	(35.5)	(29.4)	(106.5)
Adjusted EBITDA	$137.8	$126.2	$335.5	$312.2
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	116.5		216.6
Adjusted EBITDA attributable to Partnership subsequent to IPO	$21.3		$39.5

Adjusted EBITDA	$137.8		$335.5
Less:
Cash interest, net	6.3		17.7
Maintenance capital expenditures	50.1		70.7
Gain on sale of assets	8.3		13.6
Distributable cash flow attributable to Predecessor prior to IPO	—		67.8
Distributable cash flow attributable to noncontrolling interest subsequent to IPO	70.0		159.0
Add:
Proceeds from sales of assets	8.8		19.0
Capital costs related to Separation	0.6		2.7
Partnership Distributable Cash Flow	$12.5		$28.4

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP)
(unaudited)

(in millions)	June 30, 2015	December 31, 2014
		Predecessor
ASSETS
Current Assets
Cash and cash equivalents	$136.1	$0.5
Accounts receivable (less reserve of $0.3 and $0.3, respectively)	123.5	149.3
Accounts receivable-affiliated	656.7	153.8
Materials and supplies, at average cost	28.2	24.9
Exchange gas receivable	24.8	34.8
Regulatory assets	5.3	6.1
Deferred property taxes	32.3	48.9
Deferred income taxes	—	24.6
Prepayments and other	10.1	14.8
Total Current Assets	1,017.0	457.7
Investments
Unconsolidated affiliates	443.5	444.3
Other investments	5.6	6.2
Total Investments	449.1	450.5
Property, Plant and Equipment
Property, plant and equipment	8,394.7	7,931.6
Accumulated depreciation and amortization	(2,968.1)	(2,971.4)
Net Property, Plant and Equipment	5,426.6	4,960.2
Other Noncurrent Assets
Regulatory assets	125.1	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	117.0	102.7
Deferred charges and other	10.8	9.0
Total Other Noncurrent Assets	2,228.4	2,239.1
Total Assets	$9,121.1	$8,107.5

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except unit amounts)	June 30, 2015	December 31, 2014
		Predecessor
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	20.0	—
Short-term borrowings-affiliated	67.1	247.3
Accounts payable	66.0	56.1
Accounts payable-affiliated	41.5	49.9
Customer deposits	41.6	13.4
Taxes accrued	78.3	106.9
Exchange gas payable	24.4	34.7
Deferred revenue	13.7	22.2
Regulatory liabilities	9.0	1.3
Legal and environmental	1.6	1.5
Accrued capital expenditures	146.3	61.1
Other accruals	65.8	67.4
Total Current Liabilities	575.3	777.7
Noncurrent Liabilities
Long-term debt-affiliated	630.9	1,472.8
Deferred income taxes	1.0	1,239.0
Accrued liability for postretirement and postemployment benefits	37.4	44.7
Regulatory liabilities	292.0	294.3
Asset retirement obligations	23.8	23.2
Other noncurrent liabilities	57.6	84.5
Total Noncurrent Liabilities	1,042.7	3,158.5
Total Liabilities	1,618.0	3,936.2
Commitments and Contingencies
Equity and Partners' Capital
Net parent investment	—	4,188.0
Accumulated other comprehensive loss	(4.1)	(16.7)
Common unitholders-public (53,834,784 units issued and outstanding)	952.7	—
Subordinated unitholders-CEG (46,811,398 units issued and outstanding)	299.0	—
Total Columbia Pipeline Partners LP partners' equity and capital	1,247.6	4,171.3
Noncontrolling Interest in Columbia OpCo	6,255.5	—
Total Equity and Partners' Capital	7,503.1	4,171.3
Total Liabilities and Equity and Partners' Capital	$9,121.1	$8,107.5

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Cash Flows (GAAP)
(unaudited)

Six Months Ended June 30, (in millions)	2015	2014
		Predecessor
Operating Activities
Net Income	$239.0	$151.5
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and amortization	65.3	58.5
Deferred income taxes and investment tax credits	10.5	47.4
Deferred revenue	(0.1)	2.0
Equity-based compensation expense and 401(k) profit sharing contribution	3.6	1.7
Gain on sale of assets	(13.6)	(17.8)
Income from unconsolidated affiliates	(28.9)	(20.9)
Amortization of debt related costs	0.2	—
AFUDC equity	(8.4)	(4.3)
Distributions of earnings received from equity investees	27.9	12.9
Changes in Assets and Liabilities:
Accounts receivable	13.9	(25.2)
Accounts receivable-affiliated	17.1	19.0
Accounts payable	1.0	24.2
Accounts payable-affiliated	(14.7)	(17.7)
Customer deposits	1.0	75.2
Taxes accrued	(10.2)	(11.1)
Exchange gas receivable/payable	0.3	4.7
Other accruals	(4.5)	4.3
Prepayments and other current assets	17.0	20.4
Regulatory assets/liabilities	25.5	25.6
Postretirement and postemployment benefits	(13.5)	(8.9)
Deferred charges and other noncurrent assets	(1.9)	(3.2)
Other noncurrent liabilities	(1.6)	(0.8)
Net Cash Flows from Operating Activities	324.9	337.5
Investing Activities
Capital expenditures	(430.6)	(296.6)
Insurance recoveries	2.1	6.8
Change in short-term lendings-affiliated	(527.1)	(10.4)
Proceeds from disposition of assets	19.0	4.9
Distributions from (contributions to) equity investees	2.2	(54.8)
Other investing activities	(13.4)	(3.4)
Net Cash Flows used for Investing Activities	(947.8)	(353.5)
Financing Activities
Change in short-term borrowings	20.0	—
Change in short-term borrowings-affiliated	(180.2)	(312.6)
Issuance of long-term debt-affiliated	—	328.4
Payments of long-term debt-affiliated, including current portion	(957.8)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Distribution of IPO proceeds to parent	(500.0)	—
Contribution of capital from parent	1,217.3	—
Quarterly distribution for the period from February 11, 2015 to March 31, 2015	(9.2)	—
Net Cash Flows from Financing Activities	758.5	15.8
Change in cash and cash equivalents	135.6	(0.2)
Cash and cash equivalents at beginning of period	0.5	0.3
Cash and Cash Equivalents at End of Period	$136.1	$0.1